Exhibit 10.12(c)

As Effective 1/20/03

RULES OF GENERAL APPLICATION UNDER
THE CYTEC INDUSTRIES INC. 1993
STOCK AWARD AND INCENTIVE PLAN

Rule 1. This Rule applies to Performance Stock Awards granted to Executive Officers of the Corporation by the Compensation and Management Development Committee (the “Committee”) with respect to the Performance Periods set forth in the related “Target Document.”

(a)	Definitions. As used in this Rule, the following terms shall have the following respective meanings:

(i)	“Performance Period” means January 1-December 31, 2003, January 1-December 31, 2004 or January 1-December 31, 2005, as the context requires.

(ii)	“Plan” means the 1993 Stock Award and Incentive Plan of the Corporation.

(iii)	Terms defined in the Plan and used, but not defined, in this Rule shall have the respective meanings ascribed thereto in the Plan.

(b)	Payout Targets – Performance Stock Awards. Subject to paragraph (c) below (“Deferred Stock Awards”), and subject to the terms of the Performance Stock Award Grant Letters (Performance Stock Award Grant Letters for the 2003 and subsequent Performance Periods), restrictions on Performance Stock Awards shall lapse if and to the extent that the EPS performance targets set forth in a separate document (hereinafter called the “Target Document”) entitled “Performance Stock Awards – 2003, 2004, 2005 Performance Periods – Executive Officers” are met. The Target Document shall be identified by the signature of the Secretary to the Committee and filed with the records of the Committee.

(c)	Deferred Stock Awards.

(i)	The Committee may, prior to the beginning of the Performance Period with respect to a Performance Stock Award, offer a Participant who had been granted such an award the opportunity to elect to defer all or a specified portion of such award in the form of a Deferred Stock Award. If a Participant elects deferral in accordance with the procedures established by the Committee, then, effective as of the date on which the related award of Performance Stock is to vest, the total award (or such lesser percentage of such total award as shall have been elected by the Participant and accepted by the Committee) shall be forfeited, and the Participant will be issued instead a Deferred Stock Award, as defined in Section 6(h) of the Plan, equal to the number of shares of Performance Stock so forfeited. Such Deferred Stock Award shall accrue Dividend Equivalents which will be deferred in the form of additional Deferred Stock based on the Closing Price of the Corporation’s Common Stock in the New York Stock Exchange Consolidated Tape on the date on which the related dividend is paid on the Corporation’s Common Stock.

(ii)	Deferred Stock resulting from deferral of Dividend Equivalents will likewise bear Dividend Equivalents.

(d)	Executive Committee. The Executive Committee is authorized to set (and change) performance targets for Performance Stock awards granted to employees who are not “Executive Officers” of the Corporation; provided that such performance targets shall be reported to the Committee. The targets so reported shall be deemed approved and ratified by the Committee, unless the Committee rejects them at its first meeting following such report.

(e)	Additional Bonuses. The foregoing long-term incentive awards are not intended to be exclusive, and the Corporation may grant any other additional forms of compensation, including but not limited to annual incentive compensation, stock options, special recognition awards, stock appreciation rights or any other form of compensation whatsoever.